GulfMark Offshore, Inc.
                          5 Post Oak Park, Suite 1170
                           Houston, Texas 77027-3414

                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE


     July 30, 1998 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced significantly increased earnings for the quarter ended June 30, 1998.
     For the quarters ended June 30, 1998 and 1997, the Company reported net income of $5,330,000 or $0.65 per share (diluted), as compared to $1,670,000, or $0.24 per share (diluted), in the same period of 1997, an increase of 171%. Revenues for the quarter ended June 30, 1998 nearly doubled to $22,447,000 compared to $11,352,000 in the same period in 1997.
     Almost three-fourths of the improvement came from the North Sea region. In particular, the five vessels added in February as a result of the Brovig Supply ASA acquisition accounted for half of the company-wide increases in revenue and operating earnings. Other increases came from the newly constructed Highland Rover, which was added to the North Sea fleet in March 1998. As a result of the acquisitions discussed above, depreciation expense increased by just over $1 million over the same period last year. Day rates for the Company's North Sea capable vessels have remained strong increasing 22% over the same period last year to $12,545 per day. The average day rate for the remaining vessels in the fleet (primarily the vessels working in Southeast Asia) increased by more than 38% over the same period in 1997 while utilization improved from 69.2% to 87.3%.
     The Company has also recently taken delivery of two vessels which have been bareboat chartered from Sanko Shipping, the Leopard Bay (June 1998) and the Mercury Bay (July 1998) both of which have started multi-year charters.
     Additionally, after the close of the quarter ended June 30, 1998, the Company sold for $3 million cash, its interest in its 51% owned joint venture, SeaMark Ltd., which operated two bareboat chartered vessels in Southeast Asia. Gain from the transaction is expected to approximate the proceeds of the sale and will be included in the Company's results for the quarter ended
September 30, 1998.
     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of thirty-four (34) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.


Contact:   Frank R. Pierce, Executive Vice President
           (713) 963-9522

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
July 30, 1998
Page 2 of 2

                             OPERATING RESULTS
                       (in 000's except per share amounts)

                                                            Three Months Ended       Six Months Ended
                                                                 June 30,               June 30,
                                                         ----------------------   -------------------
                                                            1998      1997           1998      1997
                                                            ------    -------        ------    ------
REVENUES...............................................     $22,447   $11,352       $38,493  $21,031
Direct operating expenses..............................      (7,846)   (4,584)      (13,640)  (8,886)

General and administrative expenses....................      (1,418)   (1,389)       (2,787)  (2,670)
Depreciation and amortization..........................      (2,967)   (1,680)       (5,326)  (3,284)
                                                            -------   -------       -------   -------
  OPERATING INCOME.....................................      10,216     3,699        16,740    6,191

Interest expense, net of interest income...............      (2,221)   (1,269)       (3,603)  (2,401)
Other, net.............................................        (142)      (38)         (212)      44
                                                            -------   -------       -------   -------
Income from continuing operations before income taxes..       7,853     2,392        12,925    3,834
Income tax provision...................................      (2,523)     (722)       (4,128)  (1,120)
                                                            -------   -------       -------   -------
INCOME FROM CONTINUING OPERATIONS......................       5,330     1,670         8,797    2,714
Income (loss) from discontinued operations,
  net of taxes.........................................         --        --            --      (648)
Loss on disposal of discontinued operations............         --        --            --    (1,426)
                                                            -------   -------       -------   -------
   Net income..........................................     $ 5,330   $ 1,670       $ 8,797  $   640
                                                            =======   =======       =======  ========
BASIC EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  0.67   $  0.25       $  1.10  $  0.40
  Income (loss) from discontinued operations,
    net of taxes.......................................         --        --            --     (0.09)
  Loss on disposal of segment, net of taxes............         --        --            --     (0.21)
                                                            -------   -------       -------   -------
                                                            $  0.67   $  0.25      $   1.10  $  0.10
                                                            =======   =======       =======  ========
DILUTED EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  0.65   $  0.24       $  1.07  $  0.39
  Income (loss) from discontinued operations,
    net of taxes.......................................         --        --            --     (0.09)
  Loss on disposal of segment, net of taxes............         --        --            --     (0.21)
                                                            -------   -------       -------   -------
                                                            $  0.65   $  0.24       $  1.07  $  0.09
                                                            =======   =======       =======   =======
Weighted average common shares.........................       7,988     6,730         7,984    6,705
Weighted average diluted common shares.................       8,251     6,981         8,246    6,891

Rates per day worked
  North Sea............................................      12,545    10,283        11,654    9,949
  Southeast Asia/Brazil................................       5,021     3,635         4,814    3,505

Overall Utilization %
  North Sea............................................        98.5      96.8          98.6     94.9
  Southeast Asia/Brazil................................        87.3      69.2          86.6     64.6

Average Owned or Chartered
  North Sea............................................        15.3       9.0          13.7      9.0
  Southeast Asia/Brazil................................        14.0      14.0          14.0     14.0
                                                            -------   -------       -------   -------
   Total...............................................        29.3      23.0          27.7     23.0
                                                            =======   =======       =======   =======